As Filed with the Securities and Exchange Commission on November 17, 1998

                                                     Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.  20549
                               __________________
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                               __________________
                           LAWTER INTERNATIONAL, INC.
             (Exact name of Registrant as specified in its charter)

        Delaware                                     36-1370818
(State or other jurisdiction of         (I.R.S. Employer Identification Number)
 incorporation or organization)

                                8601 95th Street
                            Pleasant Prairie, Wisconsin  53158
              (Address of Registrant's Principal Executive Offices)
                               __________________
                           LAWTER INTERNATIONAL, INC.
                          KEY EMPLOYEE INVESTMENT PLAN

                           LAWTER INTERNATIONAL, INC.
                      1995 NON-QUALIFIED STOCK OPTION PLAN
                           FOR NON-EMPLOYEE DIRECTORS
                            (Full Title of the Plans)
                               __________________

        John P. O'Mahoney                            Copies to:
Chairman and Chief Executive Officer           J. Craig Walker, Esq.
  Lawter International, Inc.                    Bell, Boyd & Lloyd
        8601 95th Street                      70 West Madison Street
   Pleasant Prairie, Wisconsin  53158        Chicago, Illinois  60602
       (414) 947-7300                             (312) 372-1121

                      (Name, Address, and Telephone Number,
                   Including Area Code, of Agent For Service)

                               __________________
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                         CALCULATION OF REGISTRATION FEE
                                                                Proposed           Proposed
                                           Amount               Maximum            Maximum           Amount of
Title of Each Class of                     to be                Offering Price     Aggregate         Registration
Securities to be Registered                Registered(1)        Per Unit(2)        Offering Price    Fee
---------------------------                ------------------   --------------     --------------    ------------
Common Stock, par value $1.00 per share    165,000 Shares (2)   $11.69318 (2)      $1,929,375 (2)
                                           635,000 Shares (3)   $ 8.96875 (4)      $5,695,156 (4)    $2,120
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(1) This registration statement also covers an indeterminate number of shares of
Common Stock which may be issuable under the antidilution and other adjustment provisions of the respective plans pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the "Securities Act").
(2) This amount reflects an aggregate of 165,000 shares of Common Stock which are issuable pursuant to non-qualified stock options granted at a weighted average exercise price of $11.69318 per share under the Non-Qualified Stock
Option Plan for Non-Employee Directors (the "Option Plan").
(3) This amount reflects (i) the number of shares covered by the Key Employee
Investment Plan and (ii) the number of shares covered by the Option Plan which are not currently subject to outstanding options.
(4) Estimated in accordance with Rule 457(h) under the Securities Act solely for purposes of calculating the registration fee and based upon the average of the high and low sale prices of the Common Stock on the New York Stock Exchange on
November 12, 1998, as reported in The Wall Street Journal.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

Not required to be included herewith.

Item 2. Registrant Information and Employee Plan Annual Information.

Not required to be included herewith.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Documents Incorporated By Reference.

This registration statement on Form S-8 relates to the registration of shares of common stock of Lawter International, Inc. (the "Company"), par value $1.00 per share (the "Common Stock").

The Company incorporates herein by reference the following documents heretofore filed by the Company with the Securities and Exchange Commission (the "Commission"):

(1) The Company's latest annual report on Form 10-K, or if the financial statements therein are more current, the Company's latest prospectus filed pursuant to rule 424(b) or (c) under the Securities Act of 1933, as amended (the "Securities Act") ;

(2) All other reports filed by the Company pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") since the end of the fiscal year covered by the annual report or the financial statements conta ined in the prospectus referred to in (1) above; and

(3) The description of the Company's Common Stock which is contained in the registration statement filed under Section 12 of the Exchange Act, including an amendment or report filed for the purpose of updating such description.
All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all of the securities offered hereby have been sold or which deregisters all of such securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. Any statement, including financial statements, contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained h erein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or sup erseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Inapplicable.

Item 5. Interests of Named Experts and Counsel.

Inapplicable.

Item 6.  Indemnification of Directors and Officers.

Section 102(b)(7) of the Delaware General Corporation Law ("DGCL") permits Delaware corporations to include in their certificates of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stoc kholders for monetary damages for breach of fiduciary duty of care as a director, and Section 145 of the DGCL provides that the corporation may indemnify any director or officer of the corporation against liabilities and expenses incurred by such per son in connection with any action, suit or proceeding in which such person is made or threatened to be made a party by reason of having been a director or officer of the corporation, subject to certain limitations. Reference is made to article eleve nth of the Company's restated certificate of incorporation, filed as exhibit 4.1 to this registration statement, which provides for indemnification by the Company of each director, officer or employee of the Company to the full extent permitted by th e DGCL.

Under insurance policies maintained by the Company, the directors and officers of the Company are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of certain claims, ac tions, suits or proceedings, and certain liabilities which might be imposed as a result of such claims, actions, suits or proceedings, which may be brought against them by reason of being or having been such directors and officers.

Insofar as indemnification by the Company for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7.  Exemption From Registration Claimed.

Inapplicable.

Item 8.  Exhibits

The exhibits to this registration statement are listed in the Exhibit Index, which appears elsewhere herein and is hereby incorporated by reference.

Item 9.  Undertakings
(a)     The Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     To include any prospectus required by Section 10(a)(3) of the Securities
Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in t he information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the
                                      -3-
information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Co mpany pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)-(g) Inapplicable.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the provisions described under Item 6 above, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and
is, therefore, unenforceable.   In the event that a claim for indemnification
against such liabilities (other tha n the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in conne ction with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(i)-(j) Inapplicable.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Kenosha, Wisconsin, on November 16, 1998.


                                       LAWTER INTERNATIONAL, INC.


                                       By:/s/ John P. O'Mahoney
                                          ---------------------
                                          John P. O'Mahoney
                                          Chairman of the Board and
                                          Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on November 16, 1998.

Signature                          Title

/s/ John P O'Mahoney
--------------------               Director, Chairman of the Board and Chief
John P O'Mahoney                   Executive Officer
                                   (Principal Executive Officer)


/s/ Mark W Joslin                  Chief Financial Officer, Treasurer and
-----------------------            Secretary
Mark W. Joslin                     (Principal Financial and Accounting Officer)

/s/ William P. Clark
-----------------------            Director
William P. Clark

/s/ Arthur A. Hartman
-----------------------            Director
Arthur A. Hartman

/s/ Leonard P. Judy
-----------------------            Director
Leonard P. Judy

/s/ Richard D. Nordman
-----------------------            Director
Richard D. Nordman

/s/ Fred G. Steingraber
-----------------------            Director
Fred G. Steingraber









                                      -5-

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                           LAWTER INTERNATIONAL, INC.
                                  Exhibit Index

        Exhibit
        Number      Description of Exhibit

        4.1 Certificate of Incorporation, as amended through April 27, 1993 (incorporated by reference to Exhibit I to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1993)
        4.2 Bylaws of the Company, as amended through November 9, 1995 (incorporated by reference to Exhibit 3(b) to the Company's Annual Report on Form 10-K for the year ended December 31,
                    1995)
        5.1         Opinion of Bell, Boyd & Lloyd
        23.1        Consent of Arthur Andersen LLP
        23.2        Consent of Bell, Boyd & Lloyd (contained in Exhibit 5.1)

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